SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 February 7, 2007 Date of report (Date of earliest event reported)

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BIOLIFE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18170	94-3076866
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

171 Front Street, Owego, New York 13827
(Address of principal executive offices, including zip code)

(607) 687-4487
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement

On February 7, 2007, the Company amended the employment agreement of Mike Rice, its Chief Executive Officer, to provide that if, in connection with a “change in control,” Mr. Rice’s employment is terminated without “Cause” or he resigns for “Good Reason,” Mr. Rice will be entitled to the continued payment of salary and bonuses and the reimbursement of medical insurance premiums for 24 months following the change in control event.

ITEM 5.02

Departure of Director or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2007, the Board of Directors appointed Andrew G. Hinson to fill the vacancy on the Board of Directors created by the earlier resignation of Dr. John G. Baust.  Mr. Hinson currently is the Vice President for Clinical and Regulatory Affairs for Symphony Medical, Inc., a developer of proprietary biopolymer and cellular-based biologic therapies to effectively treat chronic and post-operative atrial fibrillation and other cardiac conduction abnormalities.  Mr. Hinson has diverse experience in the cell and gene therapy markets and extensive experience managing clinical trials for new biologic based therapies for cardiac, neurologic, and gastrointestinal applications.  Upon his appointment, Mr. Hinson was granted a ten-year option to purchase 250,000 shares of the Company’s common stock, exercisable at the fair market value of the common stock on the date of grant.  The option vests on February 7, 2008.

On February 7, 2007, the Board of Directors granted Mike Rice, its Chief Executive Officer, an option to purchase 1,000,000 shares of the Company’s common stock, exercisable at the fair market value of the common stock on the date of grant.  The option vests as to 333,334 shares on February 7, 2008, and vests as to 333,333 shares on each of February 7, 2009 and 2010.

On February 7, 2007, the Board of Directors granted Matt Snyder, its Vice President of Sales, an option to purchase 250,000 shares of the Company’s common stock, exercisable at the fair market value of the common stock on the date of grant.  The option vests as to 83,334 shares on February 7, 2008, and vests as to 83,333 shares on each of February 7, 2009 and 2010.

Signatures:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 12, 2007

BIOLIFE SOLUTIONS, INC.

By:	/s/ Michael P. Rice
Michael P. Rice
President and Chief Executive Officer

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